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                                                Filed Pursuant to Rule 424(b)(3)
                                                 Registration File No. 333-94221

Pricing Supplement No. 9 dated July 18, 2000
(To Prospectus Supplement dated January 27, 2000 and Prospectus dated January 24, 2000)

                               CENTEX CORPORATION

                       Senior Medium-Term Notes, Series C
                               Floating Rate Notes

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
Principal Amount:                                                    $35,000,000

CUSIP No.:                                                           15231E AV 0

Type:                                                      Regular Floating Rate

Interest Rate Basis:                                               3 month LIBOR

Designated LIBOR Page:                                             Telerate 3750

Initial Interest Rate:                                                     7.39%

Original Issue Date:                                               July 24, 2000

Stated Maturity:                                                   July 24, 2002

Price to Public (Issue Price per
$1,000 Principal Amount):                                                100.00%

Agent's Discount or Commission:                                          $87,500

Net Proceeds to Centex:                                              $34,912,500

Spread:                                                         +65 Basis Points

Interest Rate Reset Period:                                            Quarterly

Interest Determination Dates:                  Two London Business Days prior to
                                                        each Interest Reset Date

Interest Payment and Reset Dates:                        October 24, January 24,
                                                               April 24, July 24
                                                   (commencing October 24, 2000)
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         This Pricing Supplement relates to the original issuance and sale by
Centex Corporation of the $35,000,000 Senior Medium-Term Notes, Series C (the "Notes"), described herein through Chase Securities Inc., as agent. It is expected that delivery of the Notes will be made against payment therefor on or about July 24, 2000.

         We may issue Senior Medium-Term Notes, Series C, and Subordinated Medium-Term Notes, Series C, under Registration Statement No. 333-94221 in a principal amount of up to $400,000,000 in gross proceeds and, to date, including this offering, an aggregate of $230,000,000 has been issued.